Exhibit 99.1

NANOVIBRONIX REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS;

PROVIDES BUSINESS UPDATE

Significantly Increasing Revenue Opportunities with Planned Launch of First OTC Product, Expanded Distribution and Additional Applications for Regulatory Approval and Medicare Reimbursement

ELMSFORD, N.Y., August 16, 2021 (Business Wire) — NanoVibronix, Inc., (NASDAQ: NAOV), a healthcare device company that produces the UroShield® and PainShield® Surface Acoustic Wave (SAW) Portable Ultrasonic Therapeutic Devices, today reported its financial results for the quarter ended June 30, 2021 and provided a business update.

Financial and Business Highlights

●	Revenue increased 18% to $318,000, which included the first shipment of products to Ultra Pain Products, Inc. (UPPI) under its amended contract which extended terms and increased minimum purchase requirements to $8 million over three years
●	Launched OTC pain management device, PainShield RELIEF
●	Submitted request to CMS for reimbursement code(s) for UroShield and PainShield Plus
●	Received registration approval for UroShield from Therapeutic Goods Administration (TGA) in Australia
●	Balance sheet remains strong with $5.7 million in cash and $0 long-term debt as of June 30, 2021

“We made great strides in the first half of 2021, accelerating our progress towards full commercialization of our products with expanded distribution, clearance of regulatory approvals, the launch of PainShield Plus and the planned launch of PainShield RELIEF, which is expected to be available over-the-counter, significantly expanding our addressable market,” stated Brian Murphy, CEO of NanoVibronix. “Our entire product portfolio has been redesigned to improve appearance, functionality and efficiency, and we have submitted patent applications to protect our intellectual property, both for our existing brands and technology as well as products under development. Our robust business model is comprised of innovative products that are clearing regulatory approvals, a high-quality manufacturing partner and global distribution channels. Importantly, we believe that we are operating in a market environment of increasing demand and that we can continue to grow.”

Murphy continued, “The demand we are experiencing exceeds our supply across all of the markets we serve including commercial, insurance and the Veterans Administration (VA). This demand, combined with the energy of our distributors to bring our products to market, reinforces our optimism for continued growth. Given our growing backlog of orders and the submissions we are making for regulatory approval in new markets, we are actively searching for additional manufacturers for our products and are currently engaged with additional contract manufacturers located in the United Kingdom, Israel, the United States and Mexico to expand output.”

Murphy continued, “Another development that we are energized by is our planned entry into the over-the-counter market with the launch of PainShield RELIEF, a derivative of our prescription PainShield that we plan to be available without a clinician’s prescription. Opening availability of our pain management device to the mass market should greatly expand our revenue potential and provide us with the opportunity to scale and leverage our manufacturing and distribution infrastructures.”

“We are aggressively pursuing a reimbursement code from the Centers for Medicare and Medicaid (CMS), which once approved should make the devices more broadly available to millions of Medicare beneficiaries,” added Murphy. “We recently completed the application process with CMS to receive a reimbursement code for our UroShield and PainShield Plus devices and have been granted approval and reimbursement at favorable rates from the Federal Supply Schedule. We are progressing in this realm as expeditiously as possible and are encouraged by the trajectory of our efforts.”

Murphy concluded, “Our balance sheet remains strong, and we are adequately funded for growth and execution of our strategic plans. With $5.7 million in cash at the end of the second quarter and zero debt, we have the capacity to ramp manufacturing as orders accelerate while continuing to invest in product development and expand our sales channels.”

Second Quarter 2021 Financial Summary

Revenues were $318,000 for the second quarter of 2021, up 18% compared with $269,000 for the second quarter of 2020. The increase was primarily due to increased sales of PainShield devices to the company’s distributors.

Gross profit was $208,000, or 65% of revenue, in the second quarter of 2021 compared with $38,000, or 14% of revenue, in the 2020 period. The increases in gross profit and gross margin were primarily driven by increased sales of products to distributors at higher margins and the absence of special discounts in the 2021 period.

Total operating expenses were $1.2 million in the second quarter of 2021 compared with $1.5 million in the prior year period. The decrease was primarily due to a decrease in general and administrative expense resulting from the inclusion of a non-recurring settlement with a contractor in the year ago period, partially offset by an increase in expense in the current period for fees related to a lawsuit, expenses related to the company’s efforts to ratify its prior over issuances of common stock and an increase in salary expense in the 2021 period compared to the year ago period when salaries were reduced due to the furlough of staff at the start of the COVID-19 pandemic. The decreases in general and administrative expenses were partially offset by an increase in research and development expense and selling and marketing expense, primarily salary related as the prior period benefited from the furlough of staff.

Net loss was $216,000, or $(0.01) per basic and diluted share, compared with a loss of $1.5 million or $(0.20) per basic and diluted share for the previous quarter. Second quarter 2021 results include a change in fair value of derivative liabilities resulting in a non-cash gain of $706,000.

About NanoVibronix, Inc.

NanoVibronix, Inc. (NASDAQ: NAOV) is a medical device company headquartered in Elmsford, New York, with research and development in Nesher, Israel, focused on developing medical devices utilizing its patented low intensity surface acoustic wave (SAW) technology. The proprietary technology allows for the creation of low-frequency ultrasound waves that can be utilized for a variety of medical applications, including for disruption of biofilms and bacterial colonization, as well as for pain relief. The devices can be administered at home without the assistance of medical professionals. The Company’s primary products include PainShield® and UroShield®, which are portable devices suitable for administration at home without assistance of medical professionals. Additional information about NanoVibronix is available at: www.nanovibronix.com.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed, (ii) market acceptance of our existing and new products or lengthy product delays in key markets; (iii) negative or unreliable clinical trial results; (iv) inability to secure regulatory approvals for the sale of our products; (v) intense competition in the medical device industry from much larger, multinational companies; (vi) product liability claims; (vii) product malfunctions; (viii) our limited manufacturing capabilities and reliance on subcontractor assistance; (ix) insufficient or inadequate reimbursements by governmental and/or other third party payers for our products; (x) our ability to successfully obtain and maintain intellectual property protection covering our products; (xi) legislative or regulatory reform impacting the healthcare system in the U.S. or in foreign jurisdictions; (xii) our reliance on single suppliers for certain product components, (xiii) the need to raise additional capital to meet our future business requirements and obligations, given the fact that such capital may not be available, or may be costly, dilutive or difficult to obtain; (xiv) our conducting business in foreign jurisdictions exposing us to additional challenges, such as foreign currency exchange rate fluctuations, logistical and communications challenges, the burden and cost of compliance with foreign laws, and political and/or economic instabilities in specific jurisdictions; and (xv) market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at: http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

— Tables Follow –

NanoVibronix, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Amounts in thousands, except share and per share data)

	June 30, 2021	December 31, 2020
ASSETS:
Current assets:
Cash and cash equivalents	$5,672	$7,142
Restricted cash	-	391
Trade receivables	36	25
Other accounts receivable and prepaid expenses	671	267
Inventory	205	145
Total current assets	6,584	7,970

Non-current assets:
Fixed assets, net	5	4
Other assets	23	25
Severance pay fund	198	199
Operating lease right-of-use assets, net	22	31
Total non-current assets	248	259
Total assets	$6,832	$8,229

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Trade payables	$181	$144
Other accounts payable and accrued expenses	147	488
Deferred revenues	53	-
Shares issued in excess of authorized	-	2,257
Operating lease liabilities - current	10	13
Total current liabilities	391	2,902

Non-current liabilities:
Accrued severance pay	$241	245
Deferred licensing income	176	199
Derivative liabilities	1,848	2,471
Operating lease liabilities, non-current	12	18
Total liabilities	2,668	5,835

Commitments and contingencies (Note 9)

Stockholders’ equity:
Series C Preferred stock of $0.001 par value - Authorized: 3,000,000 shares at June 30, 2021 and December 31, 2020; Issued and outstanding: 666,667 at June 30, 2021 and December 31, 2020	1	1

Series D Preferred stock of $0.001 par value - Authorized: 506 shares at June 30, 2021 and December 31, 2020; Issued and outstanding: 153 at June 30, 2021 and December 31, 2020	-	-

Series E Preferred stock of $0.001 par value - Authorized: 1,999,494 shares at June 30, 2021 and December 31, 2020, respectively; Issued and outstanding: 875,000 at June 30, 2021 and December 31, 2020	1	1

Common stock of $0.001 par value - Authorized: 24,109,635 shares at June 30, 2021 and December 31, 2020; Issued and outstanding: 24,109,634 and 21,246,523 shares at June 30, 2021 and December 31, 2020, respectively	24	22

Additional paid in capital	51,867	44,959
Accumulated other comprehensive income	59	66
Accumulated deficit	(47,788)	(42,655)
Total stockholders’ equity	4,164	2,394
Total liabilities and stockholders’ equity	$6,832	$8,229

NanoVibronix, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Amounts in thousands except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenues	$318	$269	$421	$383
Cost of revenues	110	231	136	294
Gross profit	208	38	285	89

Operating expenses:
Research and development	64	16	128	63
Selling and marketing	296	180	607	434
General and administrative	839	1,310	1,855	1,967

Total operating expenses	1,199	1,506	2,590	2,464

Loss from operations	(991)	(1,468)	(2,305)	(2,375)

Financial income (expense), net	1	(5)	(6)	(10)
Change in fair value of derivative liabilities	706	-	(1,242)	-
Gain on purchase of warrants	64	-	64	-
Warrant modification expense	-	-	(1,627)	-

Loss before taxes on income	(220)	(1,473)	(5,116)	(2,385)

Income tax benefit / (expense)	4	(4)	(17)	(13)

Net loss	$(216)	$(1,477)	$(5,133)	$(2,398)

Basic and diluted net loss available for holders of common stock, Series C Preferred Stock and Series D Preferred Stock	$(0.01)	$(0.20)	$(0.21)	$(0.33)

Weighted average common shares outstanding:
Basic and diluted	24,776,302	7,252,510	24,476,551	7,279,708

Investor Contacts:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

(646) 536-7331

SOURCE: NanoVibronix, Inc.